                                                                   EXHIBIT 10.50

                                                                  EXECUTION COPY

================================================================================

                                   $35,000,000

                                CREDIT AGREEMENT

                                      among

                  MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC,
                                  as Borrower,

              The Several Lenders from Time to Time Parties Hereto,

                                  COMERICA BANK
                              as Syndication Agent,

                                       and

                              JPMORGAN CHASE BANK,
                             as Administrative Agent

                          Dated as of December 10, 2003

================================================================================

                          J.P. MORGAN SECURITIES INC.,
                    as Sole Lead Arranger and Sole Bookrunner


                                TABLE OF CONTENTS

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SECTION 1. DEFINITIONS...................................................     1
   1.1   Defined Terms...................................................     1
   1.2   Other Definitional Provisions...................................    21
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS...............................    22
   2.1   Commitments.....................................................    22
   2.2   Procedure for Borrowing.........................................    22
   2.3   Swingline Commitment............................................    22
   2.4   Procedure for Swingline Borrowing; Refunding of
            Swingline Loans..............................................    23
   2.5   Commitment Fees, etc............................................    24
   2.6   Termination or Reduction of Commitments.........................    24
   2.7   Optional Prepayments............................................    25
   2.8   Mandatory Prepayments and Commitment Reductions.................    25
   2.9   Conversion and Continuation Options.............................    26
   2.10  Limitations on LIBOR Tranches...................................    26
   2.11  Interest Rates and Payment Dates................................    27
   2.12  Computation of Interest and Fees................................    27
   2.13  Inability to Determine Interest Rate............................    27
   2.14  Pro Rata Treatment and Payments.................................    28
   2.15  Requirements of Law.............................................    29
   2.16  Taxes...........................................................    30
   2.17  Indemnity.......................................................    32
   2.18  Change of Lending Office........................................    32
   2.19  Replacement of Lenders..........................................    33
SECTION 3. LETTERS OF CREDIT.............................................    33
   3.1   L/C Commitment..................................................    33
   3.2   Procedure for Issuance of Letter of Credit......................    34
   3.3   Fees and Other Charges..........................................    34
   3.4   L/C Participations..............................................    34
   3.5   Reimbursement Obligation of the Borrower........................    35
   3.6   Obligations Absolute............................................    35
   3.7   Letter of Credit Payments.......................................    36
   3.8   Applications....................................................    36
SECTION 4. REPRESENTATIONS AND WARRANTIES................................    36
   4.1   Organization; Power and Authority...............................    36
   4.2   Authorization, etc..............................................    36
   4.3   Disclosure......................................................    37


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   4.4   Organization and Ownership of Subsidiaries; Affiliates..........    37
   4.5   Financial Statements and Condition..............................    37
   4.6   No Change.......................................................    38
   4.7   No Default......................................................    38
   4.8   No Legal Bar....................................................    38
   4.9   No Consents Required............................................    38
   4.10  Litigation; Observance of Agreements, Statutes and Orders.......    39
   4.11  Taxes...........................................................    39
   4.12  Title to Real and Personal Property.............................    39
   4.13  Licenses, Permits, Etc..........................................    40
   4.14  Compliance with ERISA...........................................    40
   4.15  Use of Proceeds; Margin Regulations.............................    41
   4.16  Existing Debt; Future Liens.....................................    41
   4.17  Solvency........................................................    41
   4.18  Affiliate Transactions..........................................    42
   4.19  Independent Accountants.........................................    42
   4.20  Insurance.......................................................    42
   4.21  Compliance With Environmental Laws..............................    42
   4.22  Pro Forma Projections...........................................    43
   4.23  Pari Passu......................................................    43
   4.24  Independent Engineer............................................    43
   4.25  Regulatory Matters..............................................    43
   4.26  No Labor Disputes...............................................    43
   4.27  Security Documents..............................................    43
   4.28  Transmission Documents..........................................    44
SECTION 5. CONDITIONS PRECEDENT..........................................    44
   5.1   Conditions to Initial Extension of Credit.......................    44
   5.2   Conditions to Each Extension of Credit..........................    47
SECTION 6. AFFIRMATIVE COVENANTS.........................................    48
   6.1   Financial and Business Information..............................    48
   6.2   Certificates; Other Information.................................    51
   6.3   Inspection Rights...............................................    52
   6.4   Payment of Obligations..........................................    52
   6.5   Maintenance and Operation of Properties.........................    52
   6.6   Maintenance of Insurance........................................    52
   6.7   Use of Proceeds.................................................    53
   6.8   Compliance with Laws, Regulations and Contractual Obligations...    53
   6.9   Permits; Approvals..............................................    53
   6.10  Real Estate Filings.............................................    53
   6.11  Compliance with ERISA...........................................    54
   6.12  Delivery of Opinions of Counsel.................................    54
   6.13  Maintenance of Existence, etc...................................    54
   6.14  Books and Records...............................................    54


                                       ii

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   6.15  Payment of Taxes and Other Claims...............................    54
   6.16  Certain Additional Covenants with Respect to the
            Mortgaged Property...........................................    54
   6.17  Annual Officer's Certificate as to Compliance...................    55
SECTION 7. NEGATIVE COVENANTS............................................    55
   7.1   Restrictions on the Establishment of Subsidiaries...............    55
   7.2   Limitations on Asset Sales......................................    55
   7.3   EBITDA / Interest Expense.......................................    55
   7.4   Debt / EBITDA...................................................    56
   7.5   Debt / Capitalization...........................................    57
   7.6   Limitation on Debt..............................................    57
   7.7   Limitations on Liens............................................    57
   7.8   Restricted Payments.............................................    57
   7.9   Restrictions on Investments.....................................    58
   7.10  Limitation on Lines of Business.................................    58
   7.11  Limitation on Transactions with Affiliates......................    59
   7.12  Limitation on Capital Expenditures..............................    59
   7.13  Limitation on Sale-Lease and Lease-Lease Back Transactions......    59
   7.14  Transmission Documents..........................................    59
   7.15  Mergers, Consolidations, Etc....................................    59
   7.16  Optional Payments and Modifications of Certain Debt
            Instruments..................................................    61
SECTION 8. EVENTS OF DEFAULT.............................................    61
SECTION 9. THE AGENTS....................................................    64
   9.1   Appointment.....................................................    64
   9.2   Delegation of Duties............................................    65
   9.3   Exculpatory Provisions..........................................    65
   9.4   Reliance by Administrative Agent................................    65
   9.5   Notice of Default...............................................    66
   9.6   Non-Reliance on Agents and Other Lenders........................    66
   9.7   Indemnification.................................................    66
   9.8   Agent in Its Individual Capacity................................    67
   9.9   Successor Administrative Agent..................................    67
   9.10  Syndication Agent...............................................    67
SECTION 10. MISCELLANEOUS................................................    68
   10.1  Amendments and Waivers..........................................    68
   10.2  Notices.........................................................    68
   10.3  No Waiver; Cumulative Remedies..................................    69
   10.4  Survival of Representations and Warranties......................    69
   10.5  Payment of Expenses and Taxes...................................    69
   10.6  Successors and Assigns; Participations and Assignments..........    70
   10.7  Adjustments; Set-off............................................    73
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                                       iii


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   10.8  Counterparts....................................................    73
   10.9  Severability....................................................    74
   10.10 Integration.....................................................    74
   10.11 GOVERNING LAW...................................................    74
   10.12 Submission To Jurisdiction; Waivers.............................    74
   10.13 Acknowledgements................................................    74
   10.14 Confidentiality.................................................    75
   10.15 WAIVERS OF JURY TRIAL...........................................    75
   10.16 Limitation on Recourse..........................................    76
   10.17 Acknowledgment..................................................    76

APPENDICES:

A      Regulatory Update
B      Correction to Private Placement Memorandum

SCHEDULES:

1.1    Commitments
4.9    Required Consents
4.16   Existing Debt
4.28   Material Agreements

EXHIBITS:

A      Form of Compliance Certificate
B      Form of Closing Certificate
C      Form of Assignment and Acceptance
D-1    Form of Legal Opinion of Pillsbury Winthrop LLP
D-2    Form of Legal Opinion of Wright & Talisman, P.C.
E      Form of Exemption Certificate
F      Form of First Mortgage Indenture
G      Form of Second Supplemental Indenture
H      Form of Consumers Consent
I      Subordination Terms

          CREDIT AGREEMENT (this "Agreement"), dated as of December 10, 2003, among MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC, a Michigan limited liability company (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), COMERICA BANK, as syndication agent (in such capacity, the "Syndication Agent"), and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent").

          The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "ABR": for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Acquisition": the acquisition, jointly by the Purchasers, of SFG's interest as a limited partner in Holdco.

          "Administrative Agent": JPMorgan Chase Bank, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

          "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. With respect to the Borrower, Affiliate shall include any Holdco Partner, regardless of whether such entity controls the Borrower, and their respective Affiliates.

          "Agents": the collective reference to the Syndication Agent and the Administrative Agent.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the amount of such Lender's Commitment at such time and (b) thereafter, the amount of such Lender's Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender's Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement":  as defined in the preamble hereto.

          "Amended Management Services Agreement": the Amended and Restated Management Services Agreement, dated as of March 11, 2003, between the Borrower and Trans-Elect, as may be amended or replaced by an agreement between the Borrower and Trans-Elect or any Affiliate thereof, in each case, to reflect changes required to be reflected as a result of any future registration of Trans-Elect as a holding company under PUHCA.

          "Applicable Margin": with respect to any Loan, 0.25% for ABR Loans and 1.25% for LIBOR Loans.

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Arranger": J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner.

          "Assignee": as defined in Section 10.6(c).

          "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit C.

          "Assignor": as defined in Section 10.6(c).

          "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment then in effect over (b) such Lender's Extensions of Credit then outstanding; provided, that in calculating any Lender's Extensions of Credit for the purpose of determining such Lender's Available Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

          "Benefitted Lender": as defined in Section 10.7(a).

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower": as defined in the preamble hereto.

          "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that, with respect to the Borrower, expenditures in respect of generator connections and related upgrades which are fully paid in advance by the applicable generation owner (or generation owner's customer) shall not be considered to be Capital Expenditures for purposes of this Agreement.

          "Capital Lease": a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "Capital Lease Obligations": with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (a) obligations of or directly and fully guaranteed by the United States, or of any agency or instrumentality thereof, maturing not later than 365 days from the date of acquisition thereof, (b) commercial paper rated (on the date of acquisition thereof) A-1 (or the equivalent thereof) or better by S&P and P-1 (or the equivalent thereof) or better by Moody's, maturing not later than 270 days from the date of acquisition thereof, (c) guaranteed investment contracts maturing not later than 365 days from the date of acquisition thereof and entered into with (or fully guaranteed by) financial institutions whose long-term unsecured non-credit enhanced indebtedness is rated A- or better by S&P and A3 or better by Moody's, and (d) investments in money market funds having a rating from each of S&P and Moody's in the highest investment category granted thereby.

          "Change of Control": the failure by Trans-Elect (or any permitted assignee or successor thereto) to own, directly or indirectly, 100% of the voting securities of the sole general partner of Holdco (or any permitted assignee or successor thereto), and to have the authority, subject to limitations set forth from time to time in the Holdco Partnership Agreement, to direct the operations and management of the Borrower. For the avoidance of doubt, any transfer of a limited partnership interest of Holdco does not constitute a Change of Control.

          "Closing Capital Contribution": the capital contribution from Holdco to be received by the Borrower on the Closing Date in the amount of $43,100,000 to be used by the Borrower to prepay in part the Debt then outstanding under the Existing Credit Facility.

          "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 10, 2003.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral Security": the security to be issued pursuant to the Second Supplemental Indenture to the Administrative Agent, for the benefit of the Lenders, as collateral security for the payment and performance in full by the Borrower of the Obligations.

          "Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender's name on Schedule 1.1 hereto or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $35,000,000.

          "Commitment Fee Rate": 1/2 of 1%.

          "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.

          "Commitment Period": the period from and including the Closing Date to the Final Maturity Date.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

          "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or
10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

          "Consumers": the Consumers Energy Company, a Michigan corporation.

          "Consumers Consent": the Consent and Agreement to be executed and delivered by Consumers in favor of the Trustee, substantially in the form of Exhibit H.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Current Revenue Requirement": the maximum amount of revenue the Borrower is authorized to recover consistent with applicable FERC orders and upon which rates for transmission service under the OATT are based as of the date this Agreement is executed.

          "Debt": without duplication, with respect to any Person, the sum of
(a) liabilities for borrowed money, (b) liabilities (excluding accounts payable and other accrued liabilities arising in the ordinary course of business) for the deferred purchase price of property and conditional sale or title retention agreements, (c) Capital Lease Obligations, (d) liabilities for borrowed money secured by a Lien on property, (e) reimbursement obligations (contingent or otherwise) in respect of letters of credit, performance bonds or bankers' acceptances, (f) obligations under any Hedging Agreements, (g) liabilities for Synthetic Leases, (h) obligations evidenced by bonds, debentures, notes or similar instruments and (i) any guarantee with respect to liabilities in clauses
(a) through (h) above, but excluding, for the period from the Closing Date to, but excluding, the Final Rate Case Determination Date, liabilities to independent power producers in respect of deposits held on behalf of such independent power producers for interconnection or transmission system upgrades. All references to the principal amount of Debt outstanding at any time shall be understood to include not only the principal amount of any liabilities for borrowed money or of any bonds, debentures, notes or similar instruments, but also obligations (including those related to reimbursement obligations in respect of letters of credit, but excluding those in respect of interest, fees and other similar amounts) under all other types of Debt described in this definition.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollars" and "$": dollars in lawful currency of the United States.

          "Easement Agreement": the Amended and Restated Easement Agreement, dated as of April 29, 2002, between the Borrower and Consumers, as amended by
(a) Supplement No. 1, dated as of April 29, 2002, between the Borrower and Consumers, (b) Supplement No. 2, dated as of April 29, 2002, between the Borrower and Consumers and (c) Supplement No. 3, dated as of March 3, 2003, between the Borrower and Consumers.

          "EBITDA": with reference to any period, the total of the following calculated without duplication for the Borrower for such period: (a) Net Income plus (b) (i) Interest Expense, (ii) Federal, state and provincial income taxes and (iii) depreciation and amortization, in each case, only to the extent deducted in the determination of Net Income for such period. If, during any period for which EBITDA is being determined, the Borrower has acquired or disposed of productive assets or a group of productive assets, EBITDA for such period shall be determined to include or exclude, as applicable, the actual historical results of such productive assets on a pro forma basis.

          "Environmental Laws": any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including, but not limited to those related to Hazardous Substances or wastes, air emissions and discharges to waste or public systems.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate": with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is treated as a single employer with such Person under
Section 414 of the Code.

          "ERISA Event":

          (a) the occurrence of a reportable event, within the meaning of
Section 4043 of ERISA, with respect to any Plan unless the notice requirement with respect to such event has been waived;

          (b) the application for a minimum funding waiver with respect to a Plan;

          (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(c) of ERISA;

          (d) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

          (e) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

          (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA;

          (g) the institution by the PBGC of proceedings to terminate, or cause a trustee to be appointed to administer a Plan pursuant to Section 4042 of ERISA; or

          (h) the incurrence of withdrawal liability under Title IV of ERISA by the Borrower or any of its ERISA Affiliates upon the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan or the incurrence of liability by the Borrower or any of its ERISA Affiliates upon the termination of a Multiemployer Plan.

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Event of Loss": an event (other than a Total Loss), including, without limitation, any Taking, which causes all or a material portion of the Transmission System to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

          "Exchange Act": the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

          "Existing Credit Facility": the Credit Agreement, dated as of May 1, 2002, among the Borrower, the several lenders from time to time parties thereto, Deutsche Bank Securities Inc., as syndication agent, Union Bank of California, as documentation agent, and Canadian Imperial Bank of Commerce, as administrative agent.

          "Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender's Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

          "Federal Power Act": the United States Federal Power Act of 1920, as amended from time to time.

          "FERC": the United States Federal Energy Regulatory Commission.

          "FERC Delay": the failure by FERC to accept or approve of, or to issue a final order in connection with, on or before March 31, 2006, the increase in Current Revenue Requirement that the Borrower, as of the date hereof, is expected to seek in connection with the Final Rate Case Determination Date, and such failure is not the fault of the Borrower, or any of its Affiliates, or a result of the Borrower's, or any of its Affiliate's, actions or inactions; provided, that the Borrower has made diligent and documented good faith efforts to expedite FERC's review and evaluation process.

          "Final Maturity Date": December 10, 2008.

          "Final Rate Case Determination Date": in regard to the increase in Current Revenue Requirement the Borrower is expected to seek in connection with the termination of the Network Integration Transmission Service Agreement, the earlier of (a) FERC's acceptance or approval of the rates sought by the Borrower pursuant to an order that does not suspend or make subject to refund such rates sought by the Borrower, or (b) the issuance of a final order by FERC with respect to such requested rates for which the period for rehearing has expired or the disposition of any appeals of such order has been completed.

          "Financing Agreements": the First Mortgage Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Note Purchase Agreement, the Senior Secured Notes and the Consumers Consent.

          "First Mortgage Indenture": the First Mortgage Indenture, dated as of December 10, 2003 to be entered into between the Borrower and JPMorgan Chase Bank, as Trustee, substantially in the form attached hereto as Exhibit F.

          "First Supplemental Indenture": that certain First Supplemental Indenture to the Mortgage Indenture, dated as of December 10, 2003 between the Borrower and JPMorgan Chase Bank, as Trustee.

          "Funding Office": the office of the Administrative Agent specified in
Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

          "GAAP": with respect to any computation required or permitted hereunder, shall mean such accounting principles as are generally accepted in the United States at the date of such computation or, at the election of the Borrower from time to time, at the date of the execution and delivery of this Agreement, as originally executed and delivered.

          "Good Utility Practice": any of the practices, methods and acts engaged in or approved by a significant portion of the electric transmission industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

          "Governmental Approval": any authorization, consent, approval, license, franchise, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority required in connection with:

          (a) the execution, delivery or performance of any Transmission Document by any party thereto;

          (b) the grant and perfection of any Lien contemplated to be granted by the First Mortgage Indenture; or

          (c) the ownership, development, expansion, operation or maintenance of the Transmission System.

          "Governmental Authority": any nation or the federal government of the United States, any state or other political subdivision or agency thereof (including, but not limited to, the FERC), and any legally constituted entity legally empowered to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) and any other governmental entity with authority over any aspect of ownership, development, expansion, maintenance or operation of the Transmission System.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Hazardous Substance": any substance, waste, pollutant, contaminant or material subject to regulation under any Environmental Law.

          "Hedging Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "Holdco": Michigan Transco Holdings, Limited Partnership, a Michigan limited partnership.

          "Holdco Financing Agreements": the Holdco Mortgage Indenture, the Holdco Supplemental Indenture, the Holdco Note Agreement and the Holdco Notes.

          "Holdco General Partner": Trans-Elect Michigan, and each other Person admitted as a general partner of Holdco pursuant to the terms of the Holdco Partnership Agreement, the First Supplemental Indenture and the Holdco Supplemental Indenture.

          "Holdco Limited Partners": the Purchasers, or any other Person admitted as a limited partner of Holdco pursuant to the terms of the Holdco Partnership Agreement.

          "Holdco Mortgage Indenture": that certain Mortgage Indenture, dated as of December 10, 2003, between Holdco and JPMorgan Chase Bank, as trustee.

          "Holdco Note Agreement": that certain Note Purchase Agreement, dated as of December 10, 2003, between Holdco and the initial noteholders party thereto.

          "Holdco Notes": the $90 million senior secured notes to be issued by Holdco on the Closing Date pursuant to the Holdco Mortgage Indenture and the Holdco Supplemental Indenture.

          "Holdco Partner": any of the Holdco General Partner or any Holdco Limited Partner.

          "Holdco Partnership Agreement": the Second Amended and Restated Agreement of Limited Partnership, dated as of March 11, 2003, between Trans-Elect Michigan and SFG, as amended by the First Amendment, dated as of August 15, 2003, between Trans-Elect Michigan and the Purchasers, which Second Amended and Restated Agreement of Limited Partnership is amended and restated in its entirety as of December 10, 2003, by a Third Amended and Restated Agreement of Limited Partnership.

          "Holdco Senior Secured Debt": (a) the Holdco Notes and (b) any additional Holdco senior secured debt permitted in accordance with the terms of the Holdco Financing Agreements.

          "Holdco Supplemental Indenture": that certain First Supplemental Indenture to the Holdco Mortgage Indenture, dated as of December 10, 2003 between Holdco and JPMorgan Chase Bank, as trustee.

          "Indemnified Liabilities": as defined in Section 10.5.

          "Indemnitee": as defined in Section 10.5.

          "Independent Engineer": Energy and Environmental Engineering, LLC, a Colorado limited liability company.

          "Independent Engineer's Report": the METC System Operations & Capital Expenditures Report, dated October 22, 2003, prepared by the Independent Engineer.

          "Insurance Broker": Marsh USA, Inc., a Delaware corporation.

          "Interest Expense": interest on the Borrower's Debt (other than Subordinated Debt), excluding (a) the amortization of financing fees and (b) for the period from the Closing Date to, but excluding, the Final Rate Case Determination Date only, interest payable or creditable to independent power producers with respect to deposits held on their behalf for purposes of interconnection and transmission system upgrades.

          "Interest Payment Date": (a) as to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than an ABR Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

          "Interest Period": as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) the Borrower may not select an Interest Period that would extend beyond the Final Maturity Date;

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv) the Borrower shall select Interest Periods so as not to require a scheduled payment or prepayment of any LIBOR Loan during an Interest Period for such Loan.

          "Invest" or "Investment": (a) a purchase or acquisition of, or an investment or reinvestment in, Rate Base Assets or (b) without duplication, the making of a firm, good faith contractual commitment, in the ordinary course of business and not subject to any conditions in the Borrower's control, to purchase or acquire, or invest or reinvest in, Rate Base Assets.

          "Investment Company Act": the United States Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

          "Issuing Lender": JPMorgan Chase Bank, in its capacity as issuer of any Letter of Credit.

          "L/C Commitment": $5,000,000.

          "L/C Fee Payment Date": the last Business Day of each March, June, September and December and the last day of the Commitment Period.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender.

          "Lender Affiliate": (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

          "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

          "Letters of Credit": as defined in Section 3.1(a).

          "LIBOR Loans": Loans the rate of interest applicable to which is based upon the LIBO Rate.

          "LIBO Rate": with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "LIBO Rate" shall be determined by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "LIBOR Tranche": the collective reference to LIBOR Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Limited Equipment Indebtedness": Debt (including, without limitation, Capital Lease Obligations) secured by Liens permitted by clause (g) of the definition of "Permitted Liens" in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

          "Limited Liability Company Agreement": the Second Amended and Restated Operating Agreement dated as of March 11, 2003 between Holdco and the Borrower.

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents and the
Notes.

          "Material": material in relation to the business, operations, affairs, financial condition, assets, prospects or properties of the Borrower.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, affairs, financial condition, prospects, assets or properties of the Borrower, (b) the ability of the Company to perform its obligations under this Agreement, any of the other Loan Documents or any Financing Agreement (including, the timely payments of principal of, and interest on, the Loans), (c) the legality, validity or enforceability of this Agreement, any of the other Loan Documents or any Financing Agreement or the rights or remedies of the Administrative Agent, the Lenders or the holders of securities issued under the First Mortgage Indenture, as applicable, hereunder or thereunder or (d) the perfection or priority of the Liens purported to be created pursuant to the First Mortgage Indenture or the rights and remedies of the holders of securities issued thereunder with respect thereto.

          "MISO": the Midwest Independent Transmission System Operator, Inc.

          "MISO Agreement": the Agreement of Transmission Facilities Owners to Organize the Midwest Independent Transmission System Operator, Inc., a Delaware Non-Stock Organization, on file with and accepted by the FERC, as it may be amended from time to time, including specific amendments or agreements between the Borrower and MISO and the Borrower and the transmission owners and members of MISO.

          "Moody's": Moody's Investors Services, Inc.

          "Mortgaged Property": as of any particular time, all property which at such time is subject to the Lien of the First Mortgage Indenture.

          "MPPA Agreement": the agreement among Trans-Elect, the Michigan South Central Power Agency and the Michigan Public Power Agency, dated as of August 3, 2001, as amended by Amendment No. 1, and in effect on the date hereof.

          "Multiemployer Plan": a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

          "Multiple Employer Plan": a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under
Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Net Income": with reference to any period, the net income (or loss) of the Borrower for such period determined in accordance with GAAP.

          "Net Proceeds": with respect to any Disposition of assets, the gross proceeds thereof (including any such proceeds received by way of deferred payment, installment, price adjustment or otherwise), whether in cash or otherwise, net of any taxes paid or reasonably estimated to be paid by the Borrower as a result thereof (after taking into account any available tax credits or deductions applicable thereto).

          "Network Integration Transmission Service Agreement": the April 29, 2002 Amendment and Restatement of the Network Integration Transmission Service Agreement, dated as of April 1, 2001, between the Borrower and Consumers.

          "Non-Excluded Taxes": as defined in Section 2.16(a).

          "Non-U.S. Lender": as defined in Section 2.16(d).

          "Note Purchase Agreement": that certain Note Purchase Agreement, dated as of December 10, 2003 between the Borrower and the initial noteholders thereto.

          "Notes": the collective reference to any promissory note evidencing Loans.

          "OATT": at any given time, the open access transmission tariff of the Borrower or MISO that is applicable to the Borrower, approved by the FERC and then in effect.

          "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "Officer's Certificate": with respect to any Person, a certificate signed by a Responsible Officer of such Person.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 10.6(b).

          "Payment Event of Default": an Event of Default under (i) subsections
(a) or (b) of Section 801 of the First Mortgage Indenture, (ii) Section 8(a) or 8(b) or (iii) with respect to failures to make payment only, Section 8(i).

          "Payoff Letter": the payoff letter between the Borrower and Canadian Imperial Bank of Commerce, as administrative agent under the Existing Credit Facility and related security documents, relating to the prepayment in full of the Borrower's Debt under the Existing Credit Facility and the release of collateral securing the obligations with respect thereto.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permitted Additional Senior Secured Debt": as defined in Section 7.6 hereof.

          "Permitted Liens":

          (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate cash reserves in accordance with GAAP or other acceptable security is maintained by the Borrower;

          (b) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', carriers', warehousemen's, mechanics', materialmen's and other similar Liens) arising in the ordinary course of business and not in connection with borrowed money which (i) relate to obligations that are not yet due or (ii) are being contested in good faith and for which adequate cash reserves in accordance with GAAP or other security acceptable to the Person whose Lien is being contested is maintained by the Borrower;

          (c) Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens, incurred in the ordinary course of business and not in connection with borrowed money;

          (d) Liens resulting from judgments arising in connection with court proceedings that are being contested in good faith and for which adequate cash reserves in accordance with GAAP or other acceptable security are maintained by the Borrower, unless such judgments are not, within 30 days, discharged or stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay or are such that create an Event of Default;

          (e) Liens in the Mortgaged Property granted pursuant to the First Mortgage Indenture;

          (f) Leases, subleases, easements, rights-of-way, restrictions and other similar charges or encumbrances incidental to the ownership of property or assets or the ordinary conduct of the Borrower's business; provided, that the aggregate of such Liens does not materially (i) detract from the operation or value of such property or assets or (ii) interfere with the use of the property and assets of the Borrower in the ordinary course of business; and

          (g) Liens securing Debt of the Borrower incurred to finance the acquisition of fixed or capital assets; provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the aggregate principal amount of Debt secured by all such Liens does not exceed $5,000,000 at any one time outstanding.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": an "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA or is subject to Section 412 of the Code, other than a Multiemployer Plan, which is maintained, sponsored or contributed to, by the Borrower or any of its ERISA Affiliates.

          "Private Placement Memorandum": the Confidential Private Placement Information Memorandum, dated October 2003, including all Appendices and Exhibits thereto and other documentation distributed in connection therewith (including the Regulatory Update, dated November 5, 2003, attached hereto as Appendix A and the Correction to Private Placement Memorandum, dated October 2003, attached hereto as Appendix B, in each case as previously distributed by electronic mail by or on behalf of the Borrower), relating to the transactions contemplated by the Financing Agreements.

          "Pro Forma Balance Sheet": as defined in Section 4.5(b)(i).

          "Pro Forma Basis": (a) with respect to the calculation of pro forma compliance with the EBITDA/Interest Expense ratio covenant set forth in Section 7.3, upon the incurrence of any additional Debt in accordance with Section 7.6, the calculation of such ratio shall be based upon (i) the EBITDA determined for the applicable period ending as of the last day of the fiscal quarter most recently ended for which compliance with Sections 7.3, 7.4 and 7.5 shall have been determined and (ii) the Interest Expense determined for the applicable period ending as of such day, adjusted to take into account the incurrence of such Debt as if such Debt was incurred on the first day of the period for which such Interest Expense was so determined (assuming, if such additional Debt bears interest at a floating rate, that the rate of interest on the date of incurrence thereof was in effect throughout the related calculation period after taking into account the effect of any Hedging Agreements entered into in connection with the incurrence of such Debt), (b) with respect to the calculation of pro forma compliance with the Debt/EBITDA ratio covenant set forth in Section 7.4, upon the incurrence of any additional Debt in accordance with Section 7.6, the calculation of such ratio shall be based upon (i) Debt as of the last day of the fiscal quarter most recently ended for which compliance with Sections 7.3, 7.4 and 7.5 shall have been determined after giving effect to the incurrence of such additional Debt as if such Debt was incurred on such day and (ii) EBITDA determined for the applicable period ending as of such day and (c) with respect to the calculation of pro forma compliance with the Debt/Capitalization ratio covenant set forth in Section 7.5, upon the incurrence of any additional Debt in accordance with Section 7.6, the calculation of such ratio shall be based upon
(i) Debt as of the last day of the fiscal quarter most recently ended for which compliance with Sections 7.3, 7.4 and 7.5 shall have been determined after giving effect to the incurrence of such additional Debt as if such Debt was incurred on such day and (ii) stockholder's equity of the Borrower determined as of such day.

          "Pro Forma Projections": as defined in Section 4.22.

          "Projections": as defined in Section 6.2(b).

          "Property": any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "PUHCA": the United States Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

          "Purchasers": NA Capital Holdings, Inc., a Delaware corporation, Macquarie Transmission Michigan Inc., a Delaware corporation, Evercore METC Investment Inc., a Delaware corporation, Evercore METC Coinvestment Inc., a Delaware corporation, and Mich 1400 Corp., a Delaware corporation.

          "Rate Base Assets": assets of the Borrower which are included in FERC's determination of the Borrower's revenue requirement under the OATT.

          "Ratings Reaffirmation": for any point in time, the reaffirmation of the ratings on the Senior Secured Notes, as existing at such point in time, by each of the rating agencies then rating the Senior Secured Notes, after consideration of the then existing facts and circumstances and the effect of a proposed applicable event, as being equal to (without the addition of any negative qualification, such as "having a negative outlook" or "being on negative watch") or higher than the then current ratings on the Senior Secured Notes, no earlier than 30 days prior to the proposed applicable event.

          "Refunded Swingline Loans": as defined in Section 2.4(b).

          "Register": as defined in Section 10.6(d).

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reputable Insurer": any financially sound and responsible insurance provider permitted to do business in the State of Michigan rated "A-X" or better by A.M. Best Company (or if such ratings cease to be published generally for the insurance industry, meeting comparable financial standards then applicable to the insurance industry).

          "Required Lenders": at any time, the holders of more than 66 2/3% of
(a) until the Closing Date, the Commitments then in effect and (b) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any foreign, federal, state, local (including municipal) or other statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise (including any judicial or administrative order, consent decree or judgment to which the Borrower is a party).

          "Responsible Officer": the chief executive officer, president, chief financial officer or senior vice president - finance of the Borrower, but in any event, with respect to financial matters, the chief financial officer, principal accounting officer, treasurer, comptroller or senior vice president - finance of the Borrower.

          "Restricted Payments": (a) any payment or distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock of the Borrower, (b) any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition for value of any Capital Stock of the Borrower or the distribution of any warrants, rights, or options to acquire any such Capital Stock, now or hereafter outstanding, or (c) any distribution of assets, properties, cash, rights, obligations or securities or any payments (whether principal, interest or otherwise), on or with respect to Subordinated Debt.

          "Revolving Loans": as defined in Section 2.1(a).

          "S&P": Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc., or any successor thereto.

          "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          "Second Supplemental Indenture": the Second Supplemental Indenture to the First Mortgage Indenture to be entered into among the Borrower, JPMorgan Chase Bank, as Trustee, and JPMorgan Chase Bank, as Administrative Agent, substantially in the form attached hereto as Exhibit G.

          "Security Documents": the collective reference to the First Mortgage Indenture, the Second Supplemental Indenture, the Collateral Security, the Consumers Consent and all other security documents hereafter delivered to or executed by the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower under any Loan Document.

          "Senior Secured Debt": (i) all obligations of the Borrower incurred under this Agreement (and including the Collateral Security), (ii) the Senior Secured Notes and (iii) any Permitted Additional Senior Secured Debt, all of which Permitted Additional Senior Secured Debt shall be, or shall be secured by, securities issued under the First Mortgage Indenture.

          "Senior Secured Notes": the senior secured notes of the Borrower to be issued on the Closing Date pursuant to the First Supplemental Indenture.

          "SFG": SFG V-A Inc., a Delaware corporation.

          "Sponsors": each of Trans-Elect Michigan, SFG, NA Capital Holdings, Inc., Macquarie Transmission Michigan Inc., Evercore METC Investment, Inc., Evercore METC Coinvestment Inc. and Mich 1440 Corp.

          "Subordinated Debt": unsecured Debt of the Borrower fully subordinated in right of payment to the Obligations and other Senior Secured Debt on the terms set forth in Exhibit H hereto.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

          "Swingline Lender": JPMorgan Chase Bank, in its capacity as the lender of Swingline Loans.

          "Swingline Loans": as defined in Section 2.3(a).

          "Swingline Participation Amount": as defined in Section 2.4(c).

          "Syndication Agent": as defined in the preamble hereto.

          "Synthetic Leases": any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, where such transaction is considered debt for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

          "Taken": any circumstance or event in consequence of which the Transmission System or any substantial portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise. The terms "Taken" or "Taking" shall have a correlative meaning.

          "Total Commitments": at any time, the aggregate amount of the Commitments then in effect.

          "Total Extensions of Credit": at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

          "Total Loss": (a) a total or constructive total loss of all or a substantial portion of the Transmission System as a result of an Event of Loss or (b) all or a substantial portion of the Transmission System is Taken.

          "Trans-Elect": Trans-Elect, Inc., a Michigan corporation.

          "Trans-Elect Michigan": Trans-Elect Michigan, LLC, a Michigan limited liability company.

          "Transferee": any Assignee or Participant.

          "Transmission Documents": the collective reference to: (i) the Network Integration Transmission Service Agreement, (ii) the Easement Agreement, (iii) the MISO Agreement, (iv) the April 29, 2002 Amendment and Restatement of the Distribution-Transmission Interconnection Agreement, dated as of April 1, 2001, between the Borrower and Consumers, (v) the April 29, 2002 Amendment and Restatement of the Generation Interconnection Agreement, dated as of April 1, 2001, between the Borrower and Consumers, (vi) the April 29, 2002 Amendment and Restatement of the Purchase and Sale Agreement for Ancillary Services, dated as of April 1, 2001, between the Borrower and Consumers, (vii) the

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                                                                              21


April 29, 2002 Amendment and Restatement of the Operating Agreement, dated as of April 1, 2001, between the Borrower and Consumers, (viii) the April 29, 2002 Amendment and Restatement of the Network Operating Agreement, dated as of April 1, 2001 between the Borrower and Consumers, (ix) the Amended and Restated Service Contract, dated as of April 29, 2002, between the Borrower and Consumers, (x) the Non-Competition Agreement, dated as of May 1, 2002, between Consumers, Holdco, and the Borrower, and (xi) the Amended and Restated Management Services Agreement, dated as of March 11, 2003, between the Borrower and Trans-Elect.

          "Transmission System": the transmission lines and towers, substations, distribution substations, switching stations and substations, circuit breakers, and all such other necessary facilities used for providing transmission service, in each case, owned by the Borrower.

          "Trustee": the trustee under the First Mortgage Indenture; initially, JPMorgan Chase Bank.

          "Type": as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

          "United States": the United States of America.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the sum of (i) the L/C Obligations then outstanding and
(ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

          (b) The Borrower shall repay all outstanding Revolving Loans on the Final Maturity Date.

          2.2 Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of LIBOR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a LIBOR Loan prior to the date that is three days after the Closing Date. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of LIBOR Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting in accordance with the payment instructions of the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

          2.3 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans ("Swingline Loans") to the Borrower; provided that (i) the aggregate principal amount of

Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

          (b) The Borrower shall repay all outstanding Swingline Loans on the Final Maturity Date.

          2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

          (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Upon receipt of such written notice, the Administrative Agent will promptly notify the Swingline Lender. Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting in accordance with the payment instructions of the Borrower the amount made available to the Administrative Agent by the Swingline Lender in immediately available funds.

          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender's Commitment Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) to pay immediately the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(c) or 8(d) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Lender's Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

          (d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Lender's obligation to make the Revolving Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last Business Day of the Commitment Period, computed at the Commitment Fee Rate in effect from time to time on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Final Maturity Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

          2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

          2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of LIBOR Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or ABR Loans; provided, that (i) if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17 and (ii) Swingline Loans may be prepaid on any Business Day upon delivery to the Swingline Lender of irrevocable notice and payment thereof not later than 3:00 p.m., New York City time, on the date of such prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.

          2.8 Mandatory Prepayments and Commitment Reductions(a). (a) If the Borrower shall receive Loss Proceeds from any one or more Events of Loss during any consecutive 12-month period in excess of an aggregate amount of $5,000,000 and the entire amount of such Loss Proceeds are not used to rebuild or repair the Transmission System or otherwise to render the Transmission System fit for normal use within the time periods specified in Section 501(a) of the First Mortgage Indenture, then, unless such unused Loss Proceeds are applied to redeem Securities (as defined in the First Mortgage Indenture) in accordance with said
Section 501(a) on or before the date or dates required by said Section 501(a), any such unused Loss Proceeds not so applied shall be applied on such required date or dates toward the reduction of the Commitments as set forth in Section 2.8(c).

          (b) If the Borrower shall receive Net Proceeds from any one or more Dispositions (except from Dispositions permitted under Sections 7.2(a), (b), (c) or (d)) during any consecutive 12-month period in excess of an aggregate amount of $5,000,000 and the entire amount of such Net Proceeds are not used (or allocated to prior use pursuant to clause (x) of Section 2.03 of the First Supplemental Indenture) to Invest in Rate Base Assets within the time periods specified in Section 2.03 of the First Supplemental Indenture, then, unless such unused Net Proceeds are applied to redeem securities issued pursuant to the First Supplemental Indenture in accordance with said Section 2.03 on or before the date or dates required by said Section 2.03, such unused Net Proceeds not so applied shall be applied on such required date or dates toward the reduction of the Commitments as set forth in Section 2.8(c).

          (c) Amounts to be applied in connection with Commitment reductions made pursuant to Section 2.8(a) or Section 2.8(b) shall be applied to reduce permanently the Commitments. Any such reduction of the Commitments shall be accompanied by prepayment of the Loans to the extent, if any, that the Total Extensions of Credit exceed the amount of the Total Commitments as so reduced, provided that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.8(a) or Section 2.8(b) shall be made, first, to ABR Loans and, second, to LIBOR Loans. Each prepayment of the Loans under Section 2.8(a) or Section 2.8(b) (except in the case of ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          2.9 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to ABR Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that no ABR Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

          (b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

          2.10 Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBOR Tranche shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and (b) no more than seven LIBOR Tranches shall be outstanding at any one time.

          2.11 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          2.12 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

          2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans.

          2.14 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders of Revolving Loans hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

          (c) All payments (including prepayments (except to the extent otherwise provided with respect to Swingline Loans in Section 2.7)) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal

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                                                                              29


Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (other than any such adoption, interpretation, application or compliance relating to taxes, as to which Section 2.16 shall govern):

               (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or

               (ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.16 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent's or such Lender's failure, as the case may be, to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Administrative

Agent or such Lender becomes a party to this Agreement, except to the extent that such Administrative Agent's predecessor (if any) or Lender's assignor (if any), as the case may be, was entitled, at the time of succession or assignment, as the case may be, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or, if such a receipt is unavailable, such other evidence reasonably satisfactory to the Administrative Agent or Lender, as the case may be. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure (except to the extent any such incremental taxes, interest or penalties arise as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be, provided that for purposes of this parenthetical clause, gross negligence shall not be deemed to include any failure on the part of the Administrative Agent or any Lender to inquire as to whether the Borrower has failed to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or has failed to remit to the Administrative Agent the required receipts or other required documentary evidence).

          (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer legally entitled to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally entitled to deliver.

          (e) Each Lender that sells or grants a participation shall (i) withhold or deduct from each payment to a Participant the amount of any tax required under applicable law to be withheld or deducted from such payment and not withheld or deducted therefrom by the Borrower or the Administrative Agent,
(ii) pay any tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable law and (iii) indemnify the Borrower and the Administrative Agent for any losses, costs and expenses that may incur as a result of any failure to withhold or deduct and pay any tax to the extent the amount of such tax and losses, costs and expenses exceeds the amount of tax and losses, costs and expenses that would have been imposed in the absence of such participation.

          (f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.

          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

          2.19 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 2.15 or 2.16(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein),
(viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                          SECTION 3. LETTERS OF CREDIT

          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Final Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

          3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on each outstanding Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing

Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such payment, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds (and, for the avoidance of doubt, such payment may be made by means of a borrowing of ABR Loans in accordance with Section 2.2). Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (ii) thereafter, Section 2.11(c).

          3.6 Obligations Absolute. The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

          4.1 Organization; Power and Authority. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Loan Documents and to perform the provisions hereof and thereof including, without limitation, to obtain extensions of credit hereunder.

          4.2 Authorization, etc. The execution, delivery and performance of this Agreement and the other Loan Documents and the extensions of credit to be made to the Borrower on the terms and conditions of this Agreement have been duly authorized by all necessary limited liability company action on the part of the Borrower, and each of this Agreement and the other Loan Documents constitutes, and upon execution and delivery thereof, each Note will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3 Disclosure. The Borrower, through its agents, J.P. Morgan Securities Inc. and Macquarie Securities (USA) Inc., has delivered to the Administrative Agent and each Lender a copy of the Private Placement Memorandum relating to the transactions contemplated hereby and in the Financing Agreements. The Private Placement Memorandum fairly describes, in all material respects, the general nature of the business of the Borrower. This Agreement, the other Loan Documents and the Private Placement Memorandum, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that, with respect to projected and pro forma financial information provided in connection with the Private Placement Memorandum, the Borrower represents only that such information was prepared in good faith based upon estimates and assumptions believed by the Borrower to be accurate and reasonable at the time. Since the date of the Private Placement Memorandum, there has been no change in the financial condition, operations, business, properties or prospects of the Borrower except changes that, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Private Placement Memorandum or in the other documents, certificates and other writings delivered to the Administrative Agent and the Lenders by or on behalf of the Borrower specifically for use in connection with the Loan Documents.

          4.4 Organization and Ownership of Subsidiaries; Affiliates.

          (a) The Borrower holds no Capital Stock of any Person.

          (b) The Borrower has disclosed in the Private Placement Memorandum (i) the Borrower's ownership structure up through and including (A) Trans-Elect, (B) the Holdco General Partner and (C) the Holdco Limited Partners, and (ii) its, Holdco's and Trans-Elect's directors and officers.

          4.5 Financial Statements and Condition.

          (a) Financial Statements. The Borrower has delivered to the Administrative Agent and each Lender copies of (i) the audited financial statements of the Borrower as of the fiscal year ended December 31, 2002 and
(ii) the unaudited financial statements for the fiscal quarter and the portion of the fiscal year ended September 30, 2003, which, in each case, present fairly, in all material respects, the financial position of the Borrower as of the respective date thereof and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of the interim financial statements, to normal year end adjustments).

          (b) Financial Condition.

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                                                                              38


               (i) The unaudited pro forma consolidated balance sheet of the Borrower as at September 30, 2003 (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the receipt of the Closing Capital Contribution and the use of the proceeds thereof, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2002, assuming that the events specified in the preceding sentence had actually occurred at such date.

               (ii) The Borrower does not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes of a type and level of materiality that would require such Obligations or liabilities to be reflected in financial statements prepared in accordance with GAAP or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in Section 4.5(a). During the period from December 31, 2002 to and including the Closing Date there has been no Disposition by the Borrower of any material part of its business or property.

          4.6 No Change. Since September 30, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

          4.7 No Default(a). The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8 No Legal Bar. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the issuance of the Letters of Credit, the borrowings hereunder and the use of proceeds thereof will not (a) contravene, or result in a breach or constitute a default under (and no event has occurred that, with notice or lapse of time or both, would constitute such a default), or result in the creation of any Lien (except Liens permitted under the Loan Documents) on any Property of the Borrower under, any indenture, mortgage, loan, purchase or credit agreement, lease, or other Material agreement (including the Limited Liability Company Agreement and the Borrower's other organizational documents) to which the Borrower is bound or affected by or by which any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or (c) violate any provision of any statute or other rule or regulation of any applicable Governmental Authority.

          4.9 No Consents Required. Except as set forth in Schedule 4.9, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or Governmental Authority is required for the execution, delivery and performance by the Borrower of this Agreement or any of the other Loan Documents, the extensions of credit hereunder, compliance by the Borrower with the terms hereof and thereof or the consummation of the transactions contemplated by this Agreement and the other Loan Documents. Any consents, approvals, authorizations, orders, registrations or qualifications set forth in Schedule 4.9 have been duly obtained or made and are final and in full force and effect.

          4.10 Litigation; Observance of Agreements, Statutes and Orders.

          (a) There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Property of the Borrower in any court or before any arbitrator of any kind or before or by any Governmental Authority (i) in any case where this representation is made on or prior to the Closing Date, with respect to any of the Loan Documents or the transactions contemplated hereby or thereby or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) The Borrower is not in default under any term of any agreement or instrument to which it is a party or by which it is bound or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority and is not in violation of any applicable Requirement of Law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          4.11 Taxes. The Borrower has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate means and with respect to which the Borrower has established adequate reserves in accordance with GAAP. The Borrower has no knowledge of any other tax or assessment as to which reasonable estimates are not included in the Pro Forma Projections. The charges, accruals and reserves on the books of the Borrower in respect of all taxes for all fiscal periods are adequate in all material respects. The Borrower is not taxable for Federal income tax purposes.

          4.12 Title to Real and Personal Property. The Borrower has good and sufficient title in fee simple to, or has valid rights to lease or use, by easement or otherwise, all items of real and personal property that it owns, leases or otherwise uses, in each case free and clear of all Liens and defects and imperfections of title except (i) those Liens permitted by this Agreement and the other Loan Documents, (ii) until the Closing Date, those Liens that exist in connection with the Existing Credit Facility and (iii) defects and imperfections of title that could not reasonably be expected to have a Material Adverse Effect. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

          4.13 Licenses, Permits, Etc.

          (a) The Borrower owns or possesses all licenses, permits, certificates, authorizations, patents, copyrights, service marks, trademarks and trade names, domain names or rights thereto, that it purports to own and that individually or in the aggregate are Material, without known conflict with the rights of others and the Borrower has not received notice of any revocation or modification of any such license, permit, certificate, authorization, patent, copyright, service mark, trademark, trade name or domain name or any notice that any such license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or domain name will not be renewed in the ordinary course of business;

          (b) the Borrower has made all declarations and filings with the appropriate Governmental Authorities that are necessary for the ownership or lease of its Properties or the conduct of its businesses as described in the Private Placement Memorandum, except where the failure to possess or make the same could not, individually or in the aggregate, have a Material Adverse Effect;

          (c) to the best knowledge of the Borrower, no product of the Borrower infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name, domain name or other right owned by any other Person; and

          (d) to the best knowledge of the Borrower, there is no Material violation by any Person of any right of the Borrower with respect to any patent, copyright, service mark, trademark, trade name, domain name or other right owned or used by the Borrower.

          4.14 Compliance with ERISA.

          (a) The Borrower and each ERISA Affiliate (i) have operated and administered each of its Plans in compliance with all applicable Requirements of Law, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect and (ii) has not incurred any Material liability, nor has any event, transaction or condition occurred or exists that would reasonably be expected to result in the incurrence of any such Material liability or the imposition of any Material Lien, pursuant to Title I or IV of ERISA or pursuant to penalty or excise tax provisions of the Code relating to Plans or pursuant to
Section 401(a)(29) or 412 of the Code.

          (b) The present value of the aggregate benefit liabilities under each Plan of the Borrower and each ERISA Affiliate (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended Plan year (on the basis of actuarial assumptions specified for funding purposes in such Plan's actuarial valuation report for the Plan's most recently ended Plan year), did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

          (c) The Borrower and its ERISA Affiliates have not incurred any Material withdrawal liabilities (and are not subject to Material contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans.

          (d) The expected post-retirement benefit obligation (determined as of the last day of the Borrower's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower is not Material.

          (e) The execution and delivery of this Agreement and the other Loan Documents and the borrowing of extensions of credit hereunder does not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

          4.15 Use of Proceeds; Margin Regulations. The Borrower will apply the proceeds of the Loans and the Letters of Credit to finance working capital needs, permitted Capital Expenditures and for other general corporate purposes of the Borrower. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) ("Regulation U"), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). The Company owns no margin stock and has no present intention to acquire any margin stock. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

          4.16 Existing Debt; Future Liens.

          (a) The September 30, 2003 unaudited balance sheet of the Borrower provided to the Administrative Agent and each Lender pursuant to Section 4.5 sets forth all outstanding Debt of the Borrower as of September 30, 2003. Since September 30, 2003, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Borrower. Except as set forth in Schedule 4.16, the Borrower is not in default and no waiver of default is currently in effect, in the payment of any principal of or interest on any Debt of the Borrower, and no event or condition exists with respect to any such Debt of the Borrower, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) The Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by this Agreement or the other Loan Documents.

          4.17 Solvency. The Borrower is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its Debts as they become due and greater than the amount that will be required to pay its probable liability on existing Debts as they become absolute and matured. The Borrower does not intend to incur, or believe or should have believed that it will incur, Debts beyond its ability to pay such Debts as they become due. The Borrower will not be rendered insolvent by the execution and delivery of, and performance of, its obligations under this Agreement, the other Loan Documents and the Financing Agreements. The Borrower does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or the performance of, its obligations under this Agreement, the other Loan Documents or the Financing Agreements.

          4.18 Affiliate Transactions. Except for the Amended Management Services Agreement, the Borrower has not entered into any agreement, arrangement or understanding with any Affiliate other than those which are on terms no less favorable to such party than if the transaction had been negotiated in good faith on an arm's-length basis with any Person who is not an Affiliate.

          4.19 Independent Accountants. PricewaterhouseCoopers LLP, who has certified the financial statements of the Borrower for the fiscal year ended December 31, 2002, are independent public accountants with respect to the Borrower within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

          4.20 Insurance. As of the Closing Date, the Borrower has insurance with Reputable Insurers covering its Properties against loss or damage of the kinds customarily insured against by companies similarly situated in the industry in which the Borrower conducts its business, in such amounts and with such deductibles as is customary for similarly situated companies, and the Borrower (a) has not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at commercially available rates from similar insurers as may be necessary to continue its business in accordance with Section 6.6.

          4.21 Compliance With Environmental Laws. The Borrower has no knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against the Borrower or any of its real properties now or formerly owned, leased or operated by it, or other assets, alleging damage to the environment or any violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. (a) The Borrower has no knowledge of any facts which would give rise to any claim, public or private, for violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties or to other assets now or formerly owned, leased or operated by it, or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect; (b) the Borrower has not stored any Hazardous Substances on real properties now or formerly owned, leased or operated by it or has disposed of any Hazardous Substances in each case in a manner contrary to any Environmental Laws and in any manner that could reasonably be expected to result in a Material Adverse Effect; and (c) all buildings and equipment on all real properties now owned, leased or operated by the Borrower are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

          4.22 Pro Forma Projections. The Independent Engineer has reviewed an economic pro forma model (the "Pro Forma Projections") which is attached to the Private Placement Memorandum. The Pro Forma Projections are based in part upon historical financial information supplied by the Borrower to the Independent Engineer, which is as of the Closing Date, complete and correct in all material respects and which the Borrower, as of the Closing Date, reasonably believes to be adequate for the preparation of the Pro Forma Projections. The assumptions provided by the Borrower for the purposes of the Pro Forma Projections were made in good faith on bases that the Borrower, as of the Closing Date, reasonably believes to be reasonable and which the Borrower believes to be consistent in all material respects with the Transmission Documents. To the extent material for purposes of consideration of the Pro Forma Projections taken as a whole, such assumptions are disclosed in the Private Placement Memorandum and/or the Independent Engineer's Report.

          4.23 Pari Passu. The Loans and other extensions of credit hereunder shall rank pari passu with the Borrower's other Senior Secured Debt.

          4.24 Independent Engineer. The Independent Engineer was, as of the date of the Independent Engineer's Report, and is, as of the date hereof, "independent". For purposes of this Section 4.24, the Independent Engineer shall be considered "independent" if from the date which was six months prior to the date of the Private Placement Memorandum, neither of the Independent Engineer nor any Member (as defined below) of the Independent Engineer (i) had, or was committed to acquire, any material financial interest directly in, or with respect to, the Borrower, Holdco or any Holdco Partner, or (ii) was, or will be connected as a promoter, underwriter, voting trustee, director, officer or employee of the Borrower, Holdco or any Holdco Partner. "Member" shall mean with respect to the Independent Engineer all partners, shareholders and other principals of such Independent Engineer.

          4.25 Regulatory Matters. The Borrower is not, and will not be after giving effect to the transactions contemplated hereby and under the Financing Agreements, subject to regulation under the Investment Company Act, and the Borrower is not subject to any applicable Requirement of Law (other than the Federal Power Act) that limits its ability to incur Debt and is not required to obtain the approval of the SEC in order to borrow Loans and to obtain other extensions of credit hereunder. The Borrower is not subject to the registration requirements of the PUHCA, nor is the Borrower a "subsidiary" or an "affiliate", as defined in PUHCA, of any Person subject to such requirement.

          4.26 No Labor Disputes. There are no pending or, to the knowledge of the Borrower, threatened labor controversies affecting the Borrower, or any of its Properties, assets or revenues, which could reasonably be expected to have a Material Adverse Effect.

          4.27 Security Documents. The First Mortgage Indenture, when such First Mortgage Indenture and the other filings referred to in Section 5.1(s) are filed or recorded in accordance with Section 5.1(s), will be adequate to create a first priority perfected security interest in the Mortgaged Property purported to be pledged thereby, to the extent such perfection can be accomplished by filing.

          4.28 Transmission Documents. The Transmission Documents, true and complete copies of which have been delivered to the Administrative Agent, and the agreements set forth on Schedule 4.28 constitute all of the Material agreements into which the Borrower has entered and by which it or any of its Property is bound.

                         SECTION 5. CONDITIONS PRECEDENT

          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (and in any event on or prior to December 31, 2003), of the following conditions precedent:

          (a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender, (ii) the First Mortgage Indenture, executed and delivered by the Borrower and JPMorgan Chase Bank, as Trustee, (iii) the Second Supplemental Indenture, executed and delivered by the Borrower, JPMorgan Chase Bank, as Trustee and JPMorgan Chase Bank, as Administrative Agent on behalf of the Lenders and (iv) the Consumers Consent, executed and delivered by Consumers and JPMorgan Chase Bank, as Trustee.

          (b) Collateral Security. The Administrative Agent, for the benefit of the Lenders, shall have received (i) a Company Order (as defined in the First Mortgage Indenture) requesting the authentication and delivery by the Trustee of the Collateral Security to the Administrative Agent, (ii) the Collateral Security issued pursuant to the Second Supplemental Indenture and (iii) any legal opinions delivered to the Trustee in connection with the issuance of the Collateral Security.

          (c) Performance; No Default. The Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date. The Borrower shall not have entered into any transaction since the date of the Private Placement Memorandum that would have been prohibited by Section 7 had such Section applied since such date.

          (d) Compliance Certificates. The Borrower shall have delivered to the Administrative Agent or its counsel (i) an Officer's Certificate, substantially in the form attached hereto as Exhibit B, dated the Closing Date, certifying that the conditions specified in Sections 5.1(c), 5.1(h), 5.1(j), 5.1(k), 5.2(a) and 5.2(b) have been fulfilled and (ii) a certificate signed by a Responsible Officer of the Borrower, substantially in the form attached hereto as Exhibit B, certifying as to, among other things, the completeness and correctness of (A) the Limited Liability Company Agreement attached thereto, and (B) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of this Agreement and each of the other Loan Documents.

          (e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of Pillsbury Winthrop LLP, special New York counsel to the Borrower, substantially in the form of Exhibit D-1;

               (ii) the legal opinion of Wright & Talisman, P.C., counsel to the Borrower, substantially in the form of Exhibit D-2; and

               (iii) the legal opinion of local counsel in Michigan and of such other special and local counsel as may be required by the Administrative Agent.

          (f) Senior Secured Notes. The Borrower shall have issued an aggregate principal amount of at least $175,000,000 in Senior Secured Notes.

          (g) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (h) Changes in Structure. The Borrower shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity since December 31, 2002.

          (i) Proceedings and Documents. All limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its counsel may reasonably request.

          (j) No Material Adverse Effect. Since the date of the Private Placement Memorandum that was distributed by the Borrower, no event or condition shall have occurred or existed which event or condition has had or could reasonably be expected to have a Material Adverse Effect.

          (k) No Legal Impediment to Issuance. No action shall have been taken or, to the best knowledge of the Borrower, be threatened, and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority that would, as of the Closing Date, prevent the transactions contemplated by this Agreement and the other Loan Documents, and no injunction or order of any other nature by any Governmental Authority shall have been issued or shall be pending or, to the best knowledge of the Borrower, threatened that would, as of the Closing Date, prevent the transactions contemplated by this Agreement and the other Loan Documents.

          (l) Governmental Approvals. The Administrative Agent shall have received satisfactory evidence that all material Governmental Approvals required to be obtained prior to the Closing Date have been received by the Borrower and are in full force and effect, including FERC approval under Section 204 of the Federal Power Act, and (i) with respect to FERC approval under Section 204 of the Federal Power Act, either no Person other than Consumers (which has withdrawn its protest to such FERC approval) shall have been granted intervenor status or the time period for any intervenor to seek rehearing shall have expired without any such rehearing being sought, or (ii) with respect to all other Governmental Approvals, the time period for any Person to have made a challenge or object to any such Governmental Approval shall have expired without any such challenge or objection. All material Governmental Approvals required to be obtained prior to the Acquisition have been received by the Purchasers, and are in full force and effect, including FERC approval under Section 203 of the Federal Power Act, and the time period for any Person to have made a challenge or object to any such Governmental Approval shall have passed without any such challenge or objection being made.

          (m) Completion of Acquisition. The Acquisition shall have occurred on or prior to the Closing Date.

          (n) Good Standing. The Administrative Agent or its counsel shall have received on or prior to the Closing Date satisfactory evidence of the good standing of the Borrower in its jurisdiction of organization and its good standing in such other jurisdictions as the Administrative Agent or its counsel may reasonably request, in each case, in writing or any standard form of telecommunication, from the appropriate Governmental Authorities of such jurisdictions.

          (o) Transmission Documents. The Administrative Agent or its counsel shall have received copies of all Transmission Documents, duly executed by each of the parties thereto, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that: (a) such copies are true, complete and correct; (b) each such Transmission Document is in full force and effect; (c) there are no agreements, side letters, amendments or other documents to which it (or to the best of its knowledge any other Person) is a party that are not included in the definition of Transmission Documents that has the effect of modifying or supplementing in any material respect any of the respective rights or obligations of the Borrower under any such Transmission Documents and (d) the Borrower and, to the best of his or her knowledge, any other party to any such Transmission Document is not in default thereunder.

          (p) Independent Engineer's Report. The Administrative Agent or its counsel shall have received a report, in form and substance satisfactory to the Administrative Agent, from the Independent Engineer assessing the technical status of the Transmission System.

          (q) Insurance Broker's Report. The Administrative Agent or its counsel shall have received (a) a copy of the report from the Insurance Broker stating that the insurance policies obtained by the Borrower and the coverages thereunder are customary for companies similarly situated in the industry in which the Borrower conducts its business and (b) a certificate from the Insurance Broker certifying that the insurance specified in such certificate is in full force and effect, that such insurance complies with what is required by
Section 6.6 and that all premiums on such insurance are current.

          (r) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of incorporation of the Borrower, and such search shall reveal no liens on any of the assets of the Borrower except for Permitted Liens or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

          (s) Security Filings. The Administrative Agent or its counsel shall have received satisfactory evidence (including copies of all related filings and lien searches in each relevant jurisdiction) that (i) all Liens on the Property of the Borrower granted in connection with the Existing Credit Facility have been, or have been instructed to be, irrevocably released and (ii) all filings necessary to perfect the Liens in favor of the Trustee, for the benefit of the Lenders and the holders of the Senior Secured Notes, on the Mortgaged Property shall have been made or taken to the extent such perfection can be accomplished by filing; provided, however, that, to the extent necessary, filings required to perfect the liens on real estate Mortgaged Property may be made promptly after the Closing Date in accordance with Section 6.10.

          (t) Financial Statements. The Administrative Agent and each Lender shall have received copies of (i) the December 31, 2002 audited financial statements of the Borrower and Trans-Elect, (ii) the September 30, 2003 unaudited financial statements of the Borrower and Trans-Elect and (iii) the Pro Forma Balance Sheet, together with a certificate indicating that since the date of such December 31, 2002 audited financial statements, no material adverse change has occurred with respect to the consolidated assets, liabilities, operations or financial condition of the Borrower or Trans-Elect, as the case may be.

          (u) Holdco Debt. Contemporaneously with the transactions contemplated hereby, Holdco shall issue the Holdco Notes pursuant to the Holdco Financing Agreements.

          (v) Capital Contribution. Contemporaneously with the transactions contemplated hereby, the Borrower shall have received the Closing Capital Contribution.

          (w) Pro Forma Projections. The Administrative Agent and each Lender shall have received a copy of the Pro Forma Projections.

          (x) Notice of Prepayment/Payoff Letter.

               (i) The Administrative Agent or its counsel shall have received a copy of the prepayment notice relating to the prepayment of the Debt outstanding under the Existing Credit Facility, which notice shall have been delivered by the Borrower to the administrative agent under the Existing Credit Facility in accordance with the terms thereof; and

               (ii) The Administrative Agent or its counsel shall have received a copy of the Payoff Letter duly executed by each of the parties thereto.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

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                                                                              48


          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

          6.1 Financial and Business Information. Deliver to the Administrative Agent and each Lender:

          (a) Financial Statements.

               (i) Quarterly Statements. As soon as available, but in any event within 60 days after the end of its first three quarterly fiscal periods, the unaudited balance sheet of the Borrower as at the end of each such quarter and the period then ended and the related unaudited statements of income, member's equity and cash flows for such quarter and the portion of the fiscal year through the end of each such quarter, prepared in accordance with GAAP and setting forth in comparative form with the figures for the comparable period of the previous year (which requirement may be deemed satisfied by delivery to the Administrative Agent and each Lender of the Borrower's SEC Form 10-Q), which, in either case (actual or deemed delivery), shall be accompanied by actual delivery to the Administrative Agent and each Lender of a certificate from a Responsible Officer of the Borrower certifying that such financial statements fairly present in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) the financial position and the results of operations of the Borrower;

               (ii) Annual Statements. As soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such year and the related statements of income, member's equity and cash flows for such year, prepared in accordance with GAAP and audited by independent certified public accountants of recognized standing in the United States of America (which requirement may be deemed satisfied by delivery to the Administrative Agent and each Lender of the Borrower's SEC Form 10-K), which, in either case (actual or deemed delivery), shall be accompanied by actual delivery to the Administrative Agent and each Lender of an opinion thereon of independent certified public accountants of recognized standing in the United States of America, which opinion shall not contain any "going concern" qualification and shall state that such statements present fairly, in all material respects, the financial position of the Borrower, as reported, and its results of operations and cash flows and have been prepared in conformity with GAAP and that the examination of such accounts in connection with such financial statements has been made in accordance with GAAP and that such audit provides a reasonable basis for such opinion;

provided, however, that, notwithstanding anything to the contrary in each of Sections 6.1(a)(i) and (ii) above, if at any time that any Obligation is outstanding the Borrower becomes subject to the reporting requirements of the Exchange Act as a reporting issuer, the reference to "60 days" and "105 days" in Sections 6.1(a)(i) and (ii) above, respectively, shall be deemed to be references to such shorter or longer period or such fewer or larger number, if any, of days as is mandated by Requirements of Law or by SEC rulemaking or regulation, or otherwise, as the time period by which the Borrower would then be required to file its annual reports and quarterly reports, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act.

          (b) Monthly Statements. Furnish to the Administrative Agent and each Lender as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments). All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein).

          (c) SEC and Other Reports. Promptly upon their becoming available, and in any event within five days thereafter, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Administrative Agent or any Lender), and each prospectus and all amendments thereto filed by the Borrower with the SEC and of all press releases made available generally by the Borrower to the public concerning developments that are Material.

          (d) Notice of Default or Event of Default. Promptly, and in any event within five days of a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed

Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

          (e) ERISA Matters. Promptly, and in any event within five days of a Responsible Officer becoming aware thereof, a written notice setting forth the nature of, and proposed action by the Borrower or an ERISA Affiliate with regard to, any ERISA Events.

          (f) Notices from Governmental Authority. Promptly, and in any event within 30 days after receipt thereof, copies of any notice relating to any order, ruling, statute or other Requirements of Law from any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

          (g) Material Adverse Effect. Promptly, and in any event within five days of a Responsible Officer becoming aware thereof, a notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

          (h) Notices Regarding Default under Contractual Obligations. Promptly give notice to the Administrative Agent and each Lender of the occurrence of any default or event of default under any Contractual Obligation of the Borrower or any litigation, investigation or proceeding that may exist at any time between the Borrower and any Governmental Authority (other than the FERC), that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect (such notice to be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto).

          (i) Notices Regarding Litigation. Promptly give notice to the Administrative Agent and each Lender of the occurrence of any litigation or proceeding affecting the Borrower (other than any litigation or proceeding before the FERC) in which the amount involved is $1,000,000 or more and not covered by insurance, in which injunctive or similar relief is sought if the granting of such injunctive or similar relief could reasonably be expected to have a Material Adverse Effect or which relates to any Loan Document (such notice to be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto).

          (j) Notices Regarding FERC. A written notice of (i) any proceeding initiated by the FERC on its own motion, or any filing submitted to the FERC, requesting a reduction in any of the rates or charges under the OATT or any other change in the OATT or the MISO Agreement or (ii) any other action taken by the FERC that could reasonably be expected to or does result in a reduction in any of the rates or charges under the OATT, in each case which affects the rates that the Borrower may charge for, or the revenues it may receive from, transmission services over its Transmission System and which has had or could reasonably be expected to have a Material Adverse Effect, promptly, and in any case within five days of any such filing initiated by, or involving, the Borrower or receipt by the Borrower or a Responsible Officer of written notice of any such other proceeding or action taken by FERC or filing initiated by such other Person.

          (k) Insurance Certificate. On an annual basis (at or around the anniversary of the date of this Agreement), a certificate from a reputable insurance broker that the insurance maintained by the Borrower, at such time, complies with the requirements of Section 6.6.

          (l) Requested Information. With reasonable promptness such other data and information relating to the business, operations, affairs, financial condition, assets or Properties of the Borrower or relating to the ability of the Borrower to perform its obligations under this Agreement or under the other Loan Documents as from time to time may be reasonably requested by the Administrative Agent or any Lender.

          6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a)(ii), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default in respect of the requirements of Sections 7.3, 7.4 and 7.5 (Financial Condition Covenants), Section 7.12 (Capital Expenditures), Section
7.9 (Investments) or Section 7.13 (Sales and Leasebacks), except as specified in such certificate;

          (b) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (c) within 60 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (d) concurrently with the delivery of the financial statements referred to in Sections 6.1(a)(i) and Section 6.1(a)(ii), a Compliance Certificate which contains (i) the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Sections 7.3, 7.4 and 7.5 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) and (ii) a statement that such officer has reviewed the relevant terms of this Agreement and the other Loan Documents and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

          6.3 Inspection Rights. Permit the Administrative Agent and each Lender and its representatives:

          (a) No Default. If no Default or Event of Default has occurred and is continuing, at the Administrative Agent's or such Lender's own expense and upon reasonable prior notice, to visit the principal executive office of the Borrower or the Holdco General Partner and discuss the Borrower's affairs, finances and accounts with their respective officers and with the consent of the Borrower (which consent shall not be unreasonably withheld) to visit other offices and Properties of the Borrower, all at reasonable times during business hours and as often as may be reasonably requested in writing; and

          (b) Default. If a Default or Event of Default has occurred and is continuing, at the Borrower's expense, to visit and inspect any offices or Properties of the Borrower or the principal executive office of the Holdco General Partner, to examine the Borrower's books of records and accounts and make copies and extracts therefrom and to discuss the Borrower's affairs, finances and accounts with their respective officers and the Borrower's independent accountants (and by this provision the Borrower authorizes such accountants to discuss the affairs, finances and accounts of the Borrower), all at such times and as often as may be requested.

          6.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

          6.5 Maintenance and Operation of Properties. Maintain and preserve, develop, and operate in substantial conformity with all Transmission Documents, applicable Requirements of Law, Good Utility Practices, and all material Governmental Approvals, all elements of the Transmission System which are used or necessary in the conduct of its businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain and preserve, develop and operate the Transmission System could not reasonably be expected to have a Material Adverse Effect.

          6.6 Maintenance of Insurance. Maintain at all times, for itself and its assets (including the Transmission System and related equipment), insurance with Reputable Insurers in amounts and within the limits and coverages customarily obtained for comparable businesses under similar circumstances; provided, however, that in no event shall such amounts, limits and coverages be less than the insurance described in the certificate from the Insurance Broker pursuant to Section 5.1(q), unless (i) such amounts, limits and coverages are no longer available on commercially reasonable terms or (ii) the Borrower receives a certificate from a reputable insurance broker certifying that a step-down in the amounts, limits and coverages of its insurance is reasonable based on the amounts, limits and coverages customarily obtained for comparable businesses under similar circumstances.

          6.7 Use of Proceeds. Apply the proceeds of the Loans to finance working capital needs, permitted Capital Expenditures and for other general corporate purposes of the Borrower.

          6.8 Compliance with Laws, Regulations and Contractual Obligations.

          (a) Comply with all Requirements of Law (including Environmental Laws) to which its Property or assets may be subject, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. In addition, the Borrower shall immediately pay or cause to be paid when due all costs and expenses incurred in such compliance, except to the extent that the same is being contested in good faith by the Borrower through appropriate means under circumstances where none of the Mortgaged Property or the Liens thereon will be endangered.

          (b) Comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.9 Permits; Approvals. Obtain in a timely manner and maintain all Governmental Approvals which are necessary or desirable for the ownership or operation of its Property or the conduct of its business as so conducted, except where failure to possess or maintain such Governmental Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.10 Real Estate Filings. To the extent that any filing required to perfect any security interest in real property or fixtures constituting Mortgaged Property is not made on or prior to the Closing Date, the Borrower shall undertake to present all such documents for filing in the appropriate registers of deeds as soon as practicable after the Closing Date, but in no event shall any such presentation for filing take place more than five Business Days after the Closing Date; provided that the Borrower shall confirm by an Officer's Certificate delivered to the Trustee within six weeks after the Closing Date that each such document has been recorded with the applicable registers of deeds and the security interests created or purported to be created in real property or fixtures by such documents have been fully perfected by recording in the land records, except for documents to be recorded in the registers of deeds in the Counties of Oakland, Kent and Genesee in the State of Michigan, in which case the Borrower shall confirm by an Officer's Certificate delivered to the Trustee no more than three months after the Closing Date with respect to the Counties of Kent and Genesee, and no more than five months after the Closing Date with respect to the County of Oakland, that such documents have been so recorded.

          6.11 Compliance with ERISA. With respect to each Plan, comply with ERISA and the Code, except where such failure could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          6.12 Delivery of Opinions of Counsel. Deliver, or cause to be delivered, to the Administrative Agent the opinions of counsel required pursuant to Section 5.1(e).

          6.13 Maintenance of Existence, etc. Except as permitted pursuant to
Section 7.15, at all times (i) preserve and maintain in full force and effect its existence as a limited liability company under the laws of the State of Michigan and its qualification to do business in each other jurisdiction in which the conduct of its business requires such qualification, and (ii) obtain, preserve and maintain all of its rights, privileges and franchises necessary for the ownership and operation of the Transmission System in accordance with all applicable Requirements of Law and Governmental Approvals and the Transmission Documents to which it is a party, except where the termination of or failure to obtain or maintain such rights, privileges and franchises could not reasonably be expected to have a Material Adverse Effect.

          6.14 Books and Records. Keep, independently from those of its Affiliates, proper books of records and accounts in which full, true and correct entries shall be made of all of its transactions, assets and businesses, and costs and expenses, in each case in accordance with GAAP and all applicable Requirements of Law. The Borrower shall maintain in all material respects all operating and maintenance logs and records with respect to the Transmission System which are required to be maintained by all applicable Requirements of Law and Governmental Approvals or recommended to be maintained in accordance with Good Utility Practice.

          6.15 Payment of Taxes and Other Claims. File all tax returns required to be filed in any jurisdiction and pay or discharge, or cause to be paid or discharged, no later than the date that the same shall become due all taxes, assessments and governmental charges or levies, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies), levied or imposed upon (a) the Borrower or (b) the Property of the Borrower; provided that the Borrower shall not be required to pay or discharge, or cause to be paid or discharged, any such tax or other claim, (i) the applicability or validity of which is being contested in good faith through appropriate means and for which adequate cash reserves in accordance with GAAP have been established or (ii) the non-filing or non-payment of which, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

          6.16 Certain Additional Covenants with Respect to the Mortgaged Property.

          (a) Until the Final Rate Case Determination Date, deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than ten percent of the aggregate amount of the then outstanding Receivables (as defined in the First Mortgage Indenture).

          (b) Until the Final Rate Case Determination Date, deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any Contract (as defined in the First Mortgage Indenture) that questions the validity or enforceability of such Contract.

          6.17 Annual Officer's Certificate as to Compliance. Within 105 days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent an Officer's Certificate executed by a Responsible Officer of the Borrower stating that the such officer has reviewed the relevant terms in this Agreement and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower from the beginning of the annual period to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

                          SECTION 7. NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Restrictions on the Establishment of Subsidiaries. Create, acquire or suffer to exist, directly or indirectly, any Subsidiary or acquire or invest in any other Capital Stock in any Person.

          7.2 Limitations on Asset Sales. Dispose of all or any substantial part of its assets during any fiscal year, other than:

          (a) Dispositions in the ordinary course of business of obsolete or worn out Property and real property interests not needed by the Borrower for its Transmission System or for the conduct of its business;

          (b) Dispositions of assets that would be permitted under Section 7.15;

          (c) Dispositions of undivided interests in segments of the Transmission System as may be required pursuant to Sections 6, 7 or 8 of the MPPA Agreement; or

          (d) any other Disposition of assets; provided, that, to the extent applicable, the Net Proceeds thereof shall be applied in accordance with the terms and conditions of Section 2.03 of the First Supplemental Indenture.

          7.3 EBITDA / Interest Expense. Permit, as of the end of any fiscal quarter (beginning with the fiscal quarter ending March 31, 2004), the ratio of
(a) EBITDA for the period of four consecutive fiscal quarters ending on such quarter-end date, to (b) Interest

Expense for such period, to be less than 3.0 to 1.0; provided, however, that for the quarterly calculation dates occurring on March 31, 2004, June 30, 2004 and September 30, 2004, the calculation of the above ratio shall be adjusted as follows:

               (i) with regard to EBITDA, the EBITDA to be included in the calculation shall be the sum of EBITDA for the period of four consecutive fiscal quarters ending on such calculation date, multiplied by: (A) in the case of the March 31, 2004 calculation date, 0.25, (B) in the case of the June 30, 2004 calculation date, 0.50 and (C) in the case of the September 30, 2004 calculation date, 0.75; and

               (ii) with regard to Interest Expense, the Interest Expense to be included in the calculation shall be: (A) in the case of the March 31, 2004 calculation date, the Interest Expense for the fiscal quarter ending on such date, (B) in the case of the June 30, 2004 calculation date, the Interest Expense for the two consecutive fiscal quarters ending on such date, and (C) in the case of the September 30, 2004 calculation date, the Interest Expense for the three consecutive fiscal quarters ending on such date.

Notwithstanding the foregoing, for purposes of calculating the EBITDA/Interest Expense ratio referred to above at the end of any fiscal quarter occurring prior to the Final Rate Case Determination Date only, "EBITDA", for any applicable calculation period, may include equity contributions made to the Borrower by Holdco, solely from equity contributions made to Holdco by its partners for purposes of making such equity contribution to the Borrower, during such calculation period (or after such period, but only if prior to the earlier of the date on which the Borrower (i) submits its compliance certificate for such calculation period in accordance with Section 6.2(d) and (ii) is required to submit such compliance certificate for such calculation period), which equity contributions are not used in connection with any investments, distributions or other expenditures by the Borrower during such calculation period, provided, however, that the aggregate amount of any such equity contributions to be taken into account for purposes of any such calculation does not equal an amount which is more than 20% of the EBITDA for such calculation period, determined without giving effect to such equity contributions. In the event the credit for any such equity contribution is not needed for the Borrower to be in compliance with this
Section 7.3 on any subsequent quarterly calculation date, such funds may be invested, distributed or otherwise used at the discretion of the Borrower not in contravention of this Agreement or any of the Financing Agreements.

          7.4 Debt / EBITDA. Permit, as of the end of any fiscal quarter (beginning with the first full fiscal quarter beginning and ending after the earlier of (a) the fiscal quarter in which the Final Rate Case Determination Date occurs and (b) March 31, 2006, or, in the event that the Final Rate Case Determination Date occurs after March 31, 2006 solely as a result of a FERC Delay, September 30, 2006), the ratio of (i) Debt (other than Subordinated Debt) outstanding on such quarter-end date to (ii) EBITDA for the period of four consecutive fiscal quarters ending on such quarter-end date, to exceed 3.5 to 1.0; provided, however, that for each of the first three quarterly calculation dates, the calculation of the above ratio shall be adjusted as follows:

          (A) with regard to Debt, the Debt (other than Subordinated Debt) outstanding on such calculation date shall be multiplied by: (1) in the case of the first quarterly

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                                                                              57


     calculation date, 0.25, (2) in the case of the second quarterly calculation date, 0.50 and (3) in the case of the third quarterly calculation date, 0.75; and

          (B) with regard to EBITDA, the EBITDA to be included in the calculation on such calculation date shall be: (1) in the case of the first quarterly calculation date, the EBITDA for the fiscal quarter ending on such calculation date, (2) in the case of the second quarterly calculation date, the EBITDA for the two consecutive fiscal quarters ending on such calculation date, and (3) in the case of the third quarterly calculation date, the EBITDA for the three consecutive fiscal quarters ending on such calculation date.

          7.5 Debt / Capitalization. As of the end of any fiscal quarter, permit the ratio (determined in accordance with GAAP) of (a) Debt of the Borrower to
(b) the sum of (i) Debt of the Borrower and (ii) stockholder's equity of the Borrower, to exceed 58%.

          7.6 Limitation on Debt. Prior to the Final Rate Case Determination Date, incur any additional Debt (other than the Senior Secured Notes, Debt incurred under this Agreement and Limited Equipment Indebtedness). After the Final Rate Case Determination Date, the Borrower shall not incur any additional Debt (other than Subordinated Debt) unless (a) no Default or Event of Default has occurred and is continuing, or would exist immediately after giving effect to, the incurrence of such Debt and (b) it is in full compliance with Sections 7.3, 7.4 and 7.5 both immediately prior, and immediately after giving effect, to the incurrence of any such Debt, and the use of proceeds from such incurrence (calculated, in each case, on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which compliance with such Sections shall have been determined); provided, that (i) if a Default or an Event of Default shall have occurred and be continuing at the time of the incurrence of any Subordinated Debt, the net proceeds from the incurrence of such Subordinated Debt shall be applied to cure such Default or Event of Default to the extent such Default or Event of Default, after giving pro forma effect to the incurrence of such Subordinated Debt, can be so cured, and (ii) if a Payment Event of Default shall have occurred and be continuing, no such Subordinated Debt shall be incurred. Any such additional Debt permitted by the preceding sentence (other than (A) any bank or other credit facilities (whether of a revolving nature or not) between the Borrower and any lenders under which facilities the borrowings outstanding, the face amount of any letters of credit outstanding and any unfunded commitments to extend credit exceed, in the aggregate, $70,000,000 or (B) any Subordinated Debt) may be secured on a pari passu basis with the Obligations hereunder and the Senior Secured Notes pursuant to the terms and conditions of the First Mortgage Indenture (any such secured Debt, "Permitted Additional Senior Secured Debt"). Further, the Borrower shall not, at any time, enter into (1) any Hedging Agreement for speculative purposes or (2) any Hedging Agreement if the obligations of the Borrower relating thereto would not be reflected in the calculation of the Borrower's revenue requirement to be collected under the OATT.

          7.7 Limitations on Liens. Create, incur, assume or suffer to exist any Lien upon any of the Borrower's Property, whether now owned or hereafter acquired, other than Permitted Liens.

          7.8 Restricted Payments. Make any Restricted Payments so long as any Default or Event of Default shall have occurred and be continuing at the time of, or would exist

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immediately after giving effect to, such Restricted Payment; provided, however, that so long as no Payment Event of Default has occurred or is continuing, or would result from the making of such Restricted Payment, the Borrower shall be entitled to make Restricted Payments to Holdco to pay:

          (a) any scheduled interest payments that are due and payable under the Holdco Notes or other Holdco Senior Secured Debt, but only to the extent that Holdco does not have cash available for such purpose and such funds are used, immediately following receipt thereof by Holdco, solely for such purpose, and

          (b) corporate overhead and administrative expenses incurred by Holdco in the ordinary course of business not to exceed $250,000 in any fiscal year;

provided, further, however, that, after the creation or acquisition of any Subsidiary by Holdco after the Closing Date, the Borrower shall only be permitted to make Restricted Payments in accordance with the foregoing proviso in an amount equal to no more than the sum of (x) any amount then required to pay corporate overhead and administrative expenses (not to exceed $250,000 for any fiscal year) and (y) the scheduled interest due and payable on the Holdco Notes and any other Holdco Senior Secured Debt incurred prior to, and not in connection with, the creation or acquisition of the first such Subsidiary, less any funds Holdco has available for the payment of such corporate overhead and administrative expenses and such interest on the Holdco Notes and other Holdco Senior Secured Debt.

          7.9 Restrictions on Investments. Unless permitted by Section 7.15, make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) investments in Cash Equivalents;

          (c) loans and advances to employees of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $300,000 at any one time outstanding;

          (d) loans to Holdco to pay corporate overhead and administrative expenses incurred by Holdco in the ordinary course of business not to exceed $200,000 at any one time outstanding; and

          (e) investments in Rate Base Assets.

          7.10 Limitation on Lines of Business. Engage in any business other than the business of owning transmission facilities and providing transmission service over such facilities, if as a result, the general nature of the business engaged in by the Borrower taken as a whole would be substantially changed from the general nature of the business the Borrower is engaged in on the Closing Date.

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                                                                              59


          7.11 Limitation on Transactions with Affiliates. Enter into any Material transaction with any Affiliate (other than the Amended Management Services Agreement), except (a) in the ordinary course of business and (b) on terms and conditions (i) no less favorable than would be obtainable in a comparable arms-length transaction negotiated in good faith with a Person that is not an Affiliate and (ii) consistent with applicable FERC policy regarding Affiliate transactions.

          7.12 Limitation on Capital Expenditures. Make any Material Capital Expenditures for, or in, assets that are not Rate Base Assets. In addition, the Borrower shall not make any Capital Expenditures prior to the Final Rate Case Determination Date in excess of $50,000,000 in the aggregate; provided, however, that, notwithstanding such limitation, (a) in the event of a FERC Delay, the Borrower may, during calendar year 2006, make additional Capital Expenditures in excess of the limit specified above in an aggregate amount not to exceed $25,000,000, so long as such additional capital expenditures for such calendar year are budgeted as of December 31, 2005 and (b)the Borrower may make Capital Expenditures that it reasonably believes are necessary to comply with its obligations as a regulated electric transmission system owner/operator.

          7.13 Limitation on Sale-Lease and Lease-Lease Back Transactions. Enter into any sale-leaseback or lease-leaseback transaction involving any of its Properties whether now owned or hereafter acquired, whereby the Borrower sells, otherwise transfers or leases such Properties and then or thereafter leases or subleases such Properties or any part thereof or any other Properties which the Borrower intends to use for substantially the same purpose or purposes as the Properties sold, otherwise transferred or leased.

          7.14 Transmission Documents. Terminate, assign, modify, supplement or waive, or agree or consent to any termination, assignment, modification, supplement or waiver of, any Transmission Document, if such termination, assignment, modification, supplement or waiver of any such Transmission Document could, individually or collectively with all other such terminations, assignments, modifications, supplements or waivers, reasonably be expected to have a Material Adverse Effect.

          7.15 Mergers, Consolidations, Etc.

          (a) Consolidate or merge with any other Person or convey, transfer or lease substantially all of its assets, in a single transaction or series of transactions, to any Person; provided, however, that, the Borrower (a) may merge with any other Person if the Borrower is the surviving entity, or, (b) may convey, transfer or lease substantially all its assets to any other Person, or may consolidate or merge with any other Person if the Borrower is not the surviving entity, if such transferee or surviving entity, as the case may be, is a solvent United States corporation or limited liability company and (i) the surviving or transferee entity (such entity being hereafter sometimes called the "Successor Corporation"), as the case may be, expressly assumes the Borrower's obligations under this Agreement, the other Loan Documents and the then outstanding Obligations hereunder, and (ii) the Administrative Agent receives an opinion of counsel to the effect that all the agreements and instruments effecting such assumptions are enforceable, and, in the case of either clause
(a) or (b), (A) no Default or Event of Default shall exist immediately after giving effect to such consolidation, merger, conveyance, transfer or lease,

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                                                                              60


(B) the Borrower or the Successor Corporation, as the case may be, then has an investment grade rating on the Senior Secured Notes by Moody's and S&P to the extent each such rating agency is then rating the Senior Secured Notes at the time of such consolidation, merger, conveyance, transfer or lease (provided that at least one of Moody's or S&P is at such time rating the Senior Secured Notes) and (C) no ratings downgrade on the then existing ratings of the Senior Secured Notes shall occur as a result of such consolidation, merger, conveyance, transfer or lease or (c) may reincorporate in Delaware; provided, that, (1) upon such reincorporation, the reincorporated entity (which shall be a Successor Corporation for purposes of this Section 7.15) expressly assumes the Borrower's obligations under this Agreement, the other Loan Documents and the then outstanding Obligations hereunder, and (2) the Administrative Agent receives an opinion of counsel to the effect that all the agreements and instruments effecting such assumptions are enforceable.

          (b) With respect to any consolidation, merger, conveyance, transfer or lease permitted pursuant to this Section 7.15 involving a Successor Corporation and as a condition to any such consolidation, merger, conveyance, transfer or lease, the Borrower shall execute and deliver to the Administrative Agent and each Lender an amendment hereto, in form satisfactory to the Administrative Agent and the Lenders, which:

               (i) in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the Final Maturity Date, contains an express assumption by the Successor Corporation of the due and punctual payment of the principal of and interest on the Loans and all other Obligations and the performance and observance of every covenant and condition of this Agreement and the other Loan Documents to be performed or observed by the Borrower; and

               (ii) in the case of a consolidation, merger, conveyance or other transfer, contains a grant, conveyance, transfer and mortgage by the Successor Corporation, of the same tenor of the Granting Clauses of the First Mortgage Indenture confirming the Lien of the First Mortgage Indenture on the Mortgaged Property (as constituted immediately prior to the time such transaction became effective) and subjecting to the Lien of the First Mortgage Indenture all property, real, personal and mixed, then owned or leased or thereafter acquired by the Successor Corporation or a renewal, replacement or substitution of or for any part thereof; and

               (iii) in the case of a lease of substantially all of the Borrower's assets, such lease shall be made expressly subject to termination by the Borrower or by the Lenders at any time during the continuance of an Event of Default, and also by the purchaser of the property so leased at any sale thereof hereunder, whether such sale be made under the power of sale hereby conferred or pursuant to judicial proceedings.

          (c) As a condition to any consolidation, merger, conveyance or other transfer pursuant to this Section 7.15, the Borrower shall deliver to the Administrative Agent and each Lender an Officer's Certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease and such amendment, if any, comply with this Section 7.15 and that all applicable Governmental Approvals have been obtained and all conditions precedent herein provided for relating to such transaction have been complied with.

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                                                                              61


          (d) Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any conveyance, transfer or lease, of substantially all the assets of the Borrower in accordance with Sections 7.15(a) through 7.15(c), the Successor Corporation formed by such consolidation (or into which the Borrower is merged or to which such conveyance, transfer or lease is made) shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents with the same effect as if such Successor Corporation had been named as the Borrower herein.

          (e) Notwithstanding anything to the contrary set forth in Section 10.16, if the Borrower conveys, transfers or leases substantially all of its assets to Holdco or any successor thereto or merges or consolidates with Holdco or any successor thereto and the Borrower is not the surviving entity, Holdco and any successor thereto, subject to compliance with this Section 7.15, as applicable, shall be deemed a "Successor Corporation" hereunder, with all the rights and obligations set forth herein.

          7.16 Optional Payments and Modifications of Certain Debt Instruments.
(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Secured Notes or any Permitted Additional Senior Secured Debt (as defined in the First Mortgage Indenture); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any of the terms of the Senior Secured Notes that would have the effect of shortening the maturity of any portion of the principal amount thereof or (ii) any of the terms of subordination applicable to Subordinated Debt; or (c) execute any amendment, consent, waiver request, request for authorization or modification with respect to the First Mortgage Indenture that would require the consent or approval of all or some portion (as specified in the First Mortgage Indenture) of the holders of securities issued pursuant thereto without giving written notice to the Administrative Agent at least five Business Days prior to the record date to be set in connection with such consent or approval.

                          SECTION 8. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable in accordance with the terms hereof; or

          (b) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, when the same becomes due and payable, and such failure to pay continues for a period of five days; or

          (c) the Borrower (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization,

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                                                                              62


moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (d) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower, or any such petition or similar proceedings shall be filed against the Borrower, and any such petition or proceeding listed in this clause (d) shall not be dismissed within 60 days of its filing; or

          (e) the Borrower shall fail to perform or observe any of its covenants or obligations set forth in Section 6.13 or Section 7; or

          (f) the Borrower shall fail to perform or observe any of its obligations or covenants contained in this Agreement (other than as provided in paragraphs (a), (b) or (e) above) and such failure is not cured within 30 days after the earlier to occur of (i) a Responsible Officer of the Borrower obtaining actual knowledge of such failure and (ii) the Borrower receiving notice of such failure from the Administrative Agent or any Lender; or

          (g) any representation, warranty or certification by the Borrower in any of the Loan Documents or in any certificate furnished to the Administrative Agent or the Lenders pursuant to the provisions of this Agreement or any other Loan Document shall prove to have been false in any Material respect as of the time made or furnished, as the case may be; or

          (h) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), other than as provided in Section 2.03 or Section 2.04 of the Note Purchase Agreement or Section 501(a) or 501(b) of the First Mortgage Indenture, (i) the Borrower shall have become obligated to purchase or repay any Debt before its regularly scheduled maturity date in the aggregate principal amount of $5,000,000 or more or (ii) one or more Persons have the right to require such Debt to be purchased or repaid; or

          (i) the Borrower shall (1) default in making any payment of any principal of any Debt (including any Guarantee Obligation, but excluding the Loans and Subordinated Debt) on the scheduled or original due date with respect thereto; (2) default in making any payment of any interest on any such Debt beyond the period of grace, if any, provided in the instrument or agreement evidencing such Debt or any other agreement to which such Debt is subject; or
(3) default beyond the period of grace, if any, in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or

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                                                                              63


beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or (in the case of any such Debt constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (1), (2) or (3) of this paragraph (i) shall have not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (1),
(2) and (3) of this paragraph (i) shall have occurred and be continuing with respect to Debt the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

          (j) any judgment or judgments for the payment of money in excess of $5,000,000 (or its equivalent in any other currency) in the aggregate by the Borrower, which is, or are, not covered in full by insurance, shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction over the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), bonded or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (k) (i) the Borrower shall file with FERC or such other applicable Governmental Authority for the abandonment or termination of transmission service over all or a significant portion of the Transmission System, (ii) FERC or such other applicable Governmental Authority shall issue a final, non-appealable order for the abandonment or termination of transmission service over all or a significant portion of the Transmission System, or (iii) the Borrower shall otherwise directly or indirectly abandon or terminate transmission service over all or a significant portion of the Transmission System or cease to pursue the operation of the Transmission System for a period in excess of 30 days; or

          (l) any Transmission Document shall have been terminated prior to its stated termination date and such termination has, or could reasonably be expected to have, a Material Adverse Effect; or

          (m) except as otherwise permitted by Section 611(2) of the First Mortgage Indenture and Section 6.10, the Borrower shall fail to maintain a valid and perfected first priority Lien in any part of the Mortgaged Property, to the extent such perfection can be accomplished by filing; or

          (n) any provision of this Agreement or any of the Loan Documents shall
(i) be repudiated by the Borrower or (ii) for any reason other than the express terms thereof cease to be enforceable and such repudiation or unenforceability shall not be remedied within 30 days; or

          (o) there shall occur a Total Loss; or

          (p) a Change of Control shall have occurred, unless a Ratings Reaffirmation is obtained prior to, and taking into account, such Change of Control; or

          (q) any ERISA Event shall have occurred and the liability of the Borrower and the ERISA Affiliates related to such ERISA Event, when aggregated with all other ERISA

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                                                                              64


Events (determined as of the date of occurrence of such ERISA Event), has resulted in or could reasonably be expected to result in a Material Adverse Effect;

          (r) there shall occur an Event of Default (as defined in the First Mortgage Indenture); or

          (s) Holdco or a successor (as permitted by the Holdco Mortgage Indenture as in effect on the Closing Date) shall cease to own 100% of the Capital Stock in the Borrower.

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (c) or (d) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                              SECTION 9. THE AGENTS

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such

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                                                                              65


capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdco or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any

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                                                                              66


such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdco or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any of its affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdco or the Borrower and without limiting the obligation of Holdco or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall

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                                                                              67


have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(c) or Section 8(d) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10 Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

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                                                                              68


                            SECTION 10. MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Mortgaged Property (as defined in the First Mortgage Indenture) or release all or substantially all of the guarantors, if any, from their obligations under the First Mortgage Indenture, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent;
(v) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender or (vi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; provided further that, with respect to any amendment, supplement or modification of any of the Security Documents, (A) any vote to be cast by the Administrative Agent, as holder of the Collateral Security for the benefit of the Lenders, shall be determined pursuant to an amendment, supplement, waiver or consent executed in accordance with the terms of this Section 10.1 and (B) any amendment, supplement or modification thereto shall otherwise be effected pursuant to the terms thereof. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative

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                                                                              69


Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:             Michigan Electric Transmission Company, LLC
                      540 Avis Drive, Suite H
                      Ann Arbor, Michigan 48108
                      Attention: Senior Vice President - Finance
                      Telecopy: 734-929-1212
                      Telephone: 734-929-1228

Administrative Agent: JPMorgan Chase Bank
                      270 Park Avenue
                      New York, New York 10017
                      Attention: Michael J. DeForge
                      Telecopy: 212-270-3089
                      Telephone: 212-270-1656

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and the Arranger shall deem appropriate, (b) to pay or reimburse each

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                                                                              70


Lender, the Arranger and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent and the Arranger, (c) to pay, indemnify, and hold each Lender, the Arranger and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents (except to the extent any such fees and liabilities arise as a result of the gross negligence or willful misconduct of such Lender, Arranger or Administrative Agent, as the case may be, provided that for purposes of this parenthetical clause, gross negligence shall not be deemed to include any failure on the part of any Lender, the Arranger or the Administrative Agent to inquire as to whether the Borrower has failed to pay any recording fees and filing fees and any liabilities with respect thereto or whether there has been any delay by the Borrower in paying, stamp, excise and other taxes, if any), and
(d) to pay, indemnify, and hold each Lender, the Arranger and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section
10.5 shall be submitted to Senior Vice President - Finance (Telephone No. 734-929-1228; Telecopy No. 734-929-1212), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns,

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                                                                              71


except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15,
2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender other than any Conduit Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Person (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) shall be required in the case of any assignment to a Person that is not a Lender or a Lender Affiliate (except that the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing) and (ii) unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an

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                                                                              72


aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender's interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided that only a single such fee shall be due in the case of simultaneous assignments to Lender Affiliates), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

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                                                                              73


          (g) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

          (h) The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(c) or Section 8(d), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as

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                                                                              74


delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          10.13 Acknowledgements. The Borrower hereby acknowledges that:

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                                                                              75


          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or the Borrower and the Lenders.

          10.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to such party's U.S. federal income tax treatment and the U.S. federal income tax structure of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such transactions relating to such party and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax treatment and tax structure) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

          10.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.16 Limitation on Recourse. For the avoidance of doubt, in no event shall Holdco or any Sponsor or any successor thereto (collectively, the "Non-Recourse Persons") be liable or obligated for any liabilities and obligations of the Borrower under the Loan Documents. Nothing in the immediately preceding sentence shall limit or be construed to (i) release any Non-Recourse Person from liability for its fraudulent actions, willful misconduct or misappropriation of funds, or from any of its obligations or liabilities under any agreement executed by such Non-Recourse Person in its individual capacity in connection with any Loan Document or (ii) limit or impair the exercise of remedies with respect to any Mortgaged Property (as defined in the First Mortgage Indenture). The provisions of this Section shall survive the termination of this Agreement.

          10.17 Acknowledgment. Each Lender acknowledges that all rights, powers and remedies available to such Lender with respect to the Mortgaged Property (as defined in the First Mortgage Indenture) shall be subject to Section 115 of the First Mortgage Indenture and further acknowledges Sections 816, 821, 822 and 823 of the First Mortgage Indenture, and hereby agrees for the benefit of the Holders (as defined in the First Mortgage Indenture) to abide by and comply with each such Section.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        MICHIGAN ELECTRIC TRANSMISSION
                                        COMPANY, LLC


                                        By:  /s/ Royal P. Lefere, Jr.
                                            ------------------------------------
                                        Name:  Royal P. Lefere, Jr.
                                              ----------------------------------
                                        Title:  Sr. Vice President
                                               ---------------------------------


                                        JPMORGAN CHASE BANK, as
                                        Administrative Agent and as a Lender


                                        By:  /s/ Michael J. DeForge
                                            ------------------------------------
                                        Name:  Michael J. DeForge
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        COMERICA BANK, as Syndication Agent
                                        and as a Lender


                                        By:  /s/ Blake W. Arnett
                                            ------------------------------------
                                        Name:  Blake W. Arnett
                                              ----------------------------------
                                        Title:  Account Officer
                                               ---------------------------------